Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Douglas B. Cannon
Senior Vice President & CFO
(214) 210-8842
ODYSSEY HEALTHCARE FINALIZES SETTLEMENT WITH THE U.S.
DEPARTMENT OF JUSTICE AND OFFICE OF INSPECTOR GENERAL
     DALLAS, TEXAS (July 11, 2006) — Odyssey HealthCare, Inc. (NASDAQ: ODSY), the second largest provider of hospice care in the United States, today announced that it has entered into final agreements with the United States Department of Justice and United States Department of Health and Human Services, Office of Inspector General (“OIG”) to resolve previously-disclosed federal investigations arising from two whistleblower actions filed under the federal civil False Claims Act. As previously announced, under the terms of the Settlement Agreement, the Company agreed to pay $13.0 million without acknowledging any wrongdoing. The Company recorded the $13.0 million charge in the fourth quarter of 2005.
     As part of the settlement, Odyssey worked closely with the OIG to negotiate a corporate integrity agreement (“CIA”) that will enhance the Company’s already robust compliance program. In recognition of the effectiveness of Odyssey’s compliance program and the complexities surrounding end of life clinical determinations, the CIA will incorporate a first-of-its kind clinical review protocol that was developed by the Company. As part of its CIA, the clinical review protocol will be administered by Odyssey’s clinical affairs and compliance personnel and findings will be verified by an Independent Verification Organization (“IVO”). To the Company’s knowledge, the Odyssey CIA is the first time the OIG has permitted the use of an IVO verification review in lieu of a review by an Independent Review Organization.
     Commenting on the settlement, CEO and President Robert Lefton stated, “We are pleased to have permanently resolved these matters with the federal government and to have avoided protracted and expensive federal litigation. While we continue to believe that our programs and caregivers are compliant with Medicare guidelines, we welcome the opportunity to work with the OIG to further enhance our already extensive compliance program.”
     Based in Dallas, Texas, Odyssey has 82 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
     Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, cost of complying with the terms and conditions of the corporate integrity agreement and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and in Odyssey’s most recent report on Form 10-Q and in its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.